Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated June 2, 2003)	Registration No. 333-104800

Prospectus Supplement

Dated October 17, 2003

This prospectus supplement relates to the resale by the holders of our warrants and the shares of Class A common stock issuable upon exercise of the warrants, each warrant entitling the holder to purchase 14.0953 shares of our Class A common stock at an exercise price of $0.01 per share.

You should read this prospectus supplement together with the prospectus dated June 2, 2003, which is to be delivered with this prospectus supplement. The terms of the warrants are set forth in the prospectus.

The table below sets forth additional information concerning beneficial ownership of the warrants and the shares of Class A common stock issuable upon exercise of the warrants, and supplements and amends the table appearing under “Selling Securityholders” beginning on page 11 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling securityholder updates and amends the information in the prospectus.

Name	Number of Warrants Beneficially Owned that may be Sold	Number of Shares of Class A Common Stock Issuable upon Exercise that may be Sold(1)	Shares of Class A Common Stock Beneficially Owned Before Offering		Shares of Class A Common Stock Beneficially Owned After Offering(4)
			Number(2)	Percent(3)	Number(2)	Percent(3)
Credit Suisse First Boston LLC (5)(6)	11,416	160,911	304,916	*	144,005	*

*	Indicates less than 1%.
(1)	Assumes exercise of the entire amount of warrants held by the selling securityholder at the rate of 14.0953 shares of our Class A common stock per warrant. The number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted under circumstances described under “Description of Warrants.” Under the terms of the warrants, cash will be paid instead of issuing any fractional shares.
(2)	Includes outstanding shares of Class A common stock and shares of Class A common stock that the selling securityholder has the right to acquire upon conversion of our Class B common stock, Class C common stock, 6.25% Convertible Notes Due 2009, 2.25% Convertible Notes Due 2009, 5.0% Convertible Notes Due 2010 and 3.25% Convertible Notes Due 2010.
(3)	Based on 209,211,350 shares of Class A common stock outstanding as of August 8, 2003.
(4)	We cannot estimate the amount of warrants or the number of shares of Class A common stock issuable upon exercise of the warrants that will be beneficially owned by the selling securityholders after any offering by the selling securityholders because they may sell all or some portion of the warrants or the shares of Class A common stock beneficially owned by them. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares of Class A common stock covered by this prospectus will be held by the selling stockholders.
(5)	This selling securityholder has identified itself as a registered broker-dealer, and accordingly it is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
(6)	The selling securityholder has identified itself as a majority-owned subsidiary of Credit Suisse First Boston U.S.A. Inc, Credit Suisse Group, a reporting company under the Exchange Act. Credit Suisse First Boston U.S.A. Inc, Credit Suisse Group therefore may be deemed to be an indirect beneficial owner with shared voting/investment power with respect to the warrants and/or shares of Class A common stock issuable upon conversion of the warrants held by the selling securityholder.

Investing in the warrants and our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus.

We will not receive any of proceeds from the sale of warrants or Class A common stock by the selling securityholders other than the exercise price of the warrants. The selling securityholders may sell the warrants or Class A common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 17, 2003.